Exhibit 99.1

Rezolute Film Transcript

Ersodetug is an investigational drug candidate. The FDA has not determined that ersodetug is safe or effective.  No indication(s), warnings, precautions, adverse reactions, dosage or administration information for ersodetug have been approved by the FDA.  This video depicts the favorable results of ersodetug use for a single patient.  It is not intended to guarantee or promote that ersodetug will provide similar results for other subjects participating in the ersodetug Phase III clinical trial or Expanded Access Program.

This video, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of Rezolute, are generally identified by use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “prove,” “potential,” “seek,” “strive,” “try,” or future or conditional verbs such as “predict,” “could,” “may,” “likely,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Viewers are cautioned not to place undue reliance on these forward-looking statements, which speak only as an individual patient. Except as required by applicable law or regulation, Rezolute undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made. Important factors that may cause such a difference include any other factors discussed in our filings with the SEC, including the Risk Factors contained in the Rezolute’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at the SEC’s website at www.sec.gov.

You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. This video shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Dr Davelyn Hood

Hi, my name is Dr. Davelyn Hood, and I head Medical and Patient Affairs at Rezolute.

I am also a congenital HI mom to an amazing young man who was born in 2000 with severe, diffuse HI requiring a subtotal pancreatectomy at just 2 weeks of age when available therapies (the same that are available today) failed to adequately manage his life-threatening hypoglycemia.

Following many years of volunteering with an international patient advocacy group, I joined the amazing team at Rezolute to help move forward ersodetug, a new and promising first-in-class treatment for HI that is now being studied in a global Phase 3 clinical trial.

The story you’re about to watch is just one of a number of congenital HI patients and families who live in a shadow of fear because their daily lives are profoundly disrupted by persistent, unmanageable hypoglycemia - and how ersodetug is demonstrating the potential to safely reduce hypoglycemia while significantly improving the patients’ quality of life.

Paula participated in our last Phase 2 clinical study at the age of 10. At the time of filming of this video, Paula has been on ersodetug for nearly 2.5 years through our Expanded Access Program.

As Rezolute continues to study ersodetug as a potential treatment for all forms of hyperinsulinism, we are hopeful many more lives may be positively impacted, just like Paula’s.

Paula’s Story

Paula:

There was no hanging out with friends, I couldn’t go to the pool, or go to sleep at a friend’s house. I couldn’t really do anything, not even go out alone in the town for a few hours.

This illness makes me have low blood sugar and when my sugar drops my pancreas keeps producing insulin, which makes it drop even faster.

I often get sugar drops, especially if I’ve eaten a lot of sugar, which then causes a rise, and then that rise turns into a strong drop.

When I have a drop, I get headaches and I feel like everything is spinning, I get really dizzy.

The worst part of having hyperinsulinism is that it often limits me. Before the medication, I was limited so much in the things I could do.

Cristina:

I remember when they finally said it was hyperinsulinism, they were actually very quick (at diagnosing the disease) at the hospital when she was born, so I asked, well, what does this mean for the future?

You imagine that when your baby is born you go home, and you start a new life with everything you imagined. And then suddenly, it’s like ‘boom’, and all of that shatters.

Every week, every single week, I’d have to pick her up from school once or twice because of a sugar drop, or I’d have to go with her on school trips, or change all our plans, even things like Christmas Day because Paula had a sugar drop.

Cancel trips, cancel dinner plans, cancel everything, because I’d be on my way to meet friends, and suddenly she would have a drop in the car.

Fear, the fear is that she might not be the same. That she might not be the same. Because despite everything, she’s always been super happy, super curious, asking questions.

And what if that’s no longer there? What if it’s gone forever?

It’s like this constant shadow, this fear. What if this time she doesn’t recover? What if it’s done some damage to her brain? What if she doesn’t come back from this one? What if she’s not the same Paula anymore? It’s a shadow that’s always there.

The decision to join the trial came together because of several things, Paula had entered a really complicated time when it came to keeping her sugar stable. It was a very tough time.

But wow the medication worked super well from the beginning, and we said ok let’s just keep going and going.

Because thanks to this, she can have a normal life.

Paula:

Honestly, I do hope to keep taking the medication because it works well for me. I feel much better. Not only can I do so much more stuff, but I also feel much better.

Simply the fact of having to eat that much, I would have to eat and then eat again and again which was usually the case.

My life has changed so much with the medication. For example, on trips, I don’t have to check my sugar anywhere near as much, and at school, the machine doesn’t beep as much, which distracted my classmates.

And so now I don’t need to be constantly drinking juice and stuff like that.

Cristina:

Before, she couldn’t swim for more than half an hour in the pool, and now she can swim for four hours without her sugar dropping. Before, after every half hour on the bike, we had to stop.

Now, we go 2, 3, 4 hours on the bike and she’s fine. Before, she couldn’t stay over at friends’ houses because I was afraid, and the people she would stay with were also afraid of her sugar dropping.

Now she’s started going to dinner with her group of friends. And she has a better quality of life, a normal teenage life, that she wouldn’t have had without this medication.

It’s not that I imagine it, it’s that I know, that if Paula stops taking this medication, we’re going to go back to the same situation.

Paula has a great quality of life thanks to this medication. And I think that if Paula continues to be the Paula that she is now, she’s going to help a lot of people.